Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-163125, 333-161560, 333-158076, 333-149628, 333-144213, 333-132303, 333-128895, 333-114374, 333-106978, 333-103513, 333-83126, 333-64234, 333-86875, 333-61549 and 333-04041 pertaining to the Stock Option Plans of Sigma Design Inc.) of our report dated November 23, 2009, with respect  to the consolidated financial statements of CopperGate Communications Ltd. as of December 31, 2008 and 2007 included in this Amended Current Report on Form 8-K/A of Sigma Designs, Inc.

\s\ Kost, Forer, Gabbay & Kasierer a Member of Ernst & Young Global

Tel Aviv, Israel
November 23, 2009